                                                                    Exhibit 99.1

                               [PERCEPTRON LOGO]



Contact: John J. Garber
Vice President of Finance and CFO
734 414-6100

     PERCEPTRON ANNOUNCES RESULTS FOR THE THIRD QUARTER OF FISCAL YEAR 2005

PLYMOUTH, MICHIGAN, MAY 5, 2005 - PERCEPTRON, INC. (NASDAQ: PRCP) today announced net sales of $12.9 million and net income of $744,000, or $0.08 per diluted share, for the third quarter ended March 31, 2005, compared with net sales of $12.4 million and net income of $508,000, or $0.05 per diluted share, for the quarter ended March 31, 2004. For the nine-month period ended March 31, 2005 the Company reported net sales of $39.9 million and net income of $3.2 million or $0.34 per diluted share, compared with net sales of $38.2 million and net income of $3.1 million, or $0.33 per diluted share, for the same period one year ago.

Sales in North America of $7.5 million were up approximately $1.9 million and sales in Europe of $5.0 million were down approximately $1.4 million compared to the third quarter of fiscal 2004. The sales increase in North America reflected higher sales of AutoGauge(R) systems and the ScanWorks(R) product line while the sales decrease in Europe was due to lower sales of AutoGauge(R) systems that were partially offset by the strong Euro that based on conversion rates in effect this quarter added approximately $300,000 more in sales than the comparable rates in the third quarter of fiscal 2004 would have yielded.

The gross profit margin this quarter was 51.1% compared with 46.3% in the third quarter of fiscal 2004. The improvement was primarily due to a favorable product mix. The continuing benefit from the strong Euro accounted for approximately one third of the margin improvement.

Selling, general and administrative expenses were $913,000 higher in the current quarter compared to the third quarter of fiscal 2004 primarily due to a net increase in the accrual for doubtful accounts of approximately $480,000 related to the bankruptcy of one customer. Higher costs related to the Michigan single business tax, salary and benefit increases and the strong Euro also contributed to the higher level of spending. Research and development expenses of approximately $1.7 million were comparable to the third quarter of fiscal 2004.

The Company had new order bookings of $16.2 million during the third quarter compared with new order bookings of $16.9 million in the second quarter of fiscal 2005 and $15.0 million for the quarter ended March 31, 2004. The Company's backlog was $18.9 million as of March 31, 2005 compared with $19.3 million as of March 31, 2004.

Alfred A. Pease, chairman, president and chief executive officer, commented, "We were pleased with our operating results and the level of new orders received during the quarter. We expect sales for all of fiscal 2005 to be comparable to the level reported in fiscal 2004. As an equipment supplier to the major automakers, unlike a parts supplier, our revenues are affected by the number and timing of new vehicle programs, not by the number of vehicles produced. As a result, the automotive industry's current focus on introducing new vehicles more frequently to satisfy changing customer requirements has positively influenced the Company's sales growth." Mr. Pease continued, "Our balance sheet remains strong. We had no debt and cash of $20.9 million as of March 31, 2005. Shareholders' equity was $54.3 million, or $5.72 per diluted share as of March 31, 2005."

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 10:00 a.m. (EDT). Investors can access the call at http://phx.corporate-ir.net/playerlink.zhtml?c=110185&s=wm&e=1059714 or by dialing 800 811-8824 (domestic callers) or 913 981-4903 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 p.m. today and running until 11:59 p.m. on Thursday, May 12, 2005. You can access the rebroadcast by dialing 888 203-1112 (domestic callers) or 719 457-0820 (international callers) and entering the passcode of 4667915. A replay of the call will also be available in the "Company-News" section of the Company's website at www.perceptron.com for approximately one year following the call.


       47827 Halyard Drive - Plymouth, Michigan 48170 - Phone 734-414-6100
                               - Fax 734-414-4700

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Page 2 of 3

About Perceptron
Perceptron produces information-based process improvement solutions for industry as well as technology components for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron's process management solutions to help them improve quality, shorten product launch times and reduce overall manufacturing costs. Headquartered in Plymouth, Michigan, Perceptron has approximately 225 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, and Japan. For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2005 and future revenue. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, the dependence of the Company's revenue on a number of sizable orders from a small number of customers, continued pricing pressures from the Company's customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, general product demand and market acceptance risks, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company's customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, general product development and commercialization difficulties, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, the level of interest existing and potential new customers may have in new products and technologies generally, rapid or unexpected technological changes and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company's products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company's products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company's traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, difference in the level of protection available for the Company's intellectual property and differences in language and local business and social customs. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. Because a significant portion of the Company's revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company's reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company's expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company's expectations.


                           - Financial Tables Follow -


       47827 Halyard Drive - Plymouth, Michigan 48170 - Phone 734-414-6100
                               - Fax 734-414-4700

                                PERCEPTRON, INC.
                             SELECTED FINANCIAL DATA
                     (In Thousands Except Per Share Amounts)
                                  (Unaudited)

CONDENSED INCOME STATEMENTS                          THREE MONTHS ENDED             NINE MONTHS ENDED
                                                          MARCH 31,                     MARCH 31,
                                                     2005           2004           2005          2004
                                                   --------       --------       --------      --------
Net Sales                                          $ 12,879       $ 12,359       $ 39,935      $ 38,234
Cost of Sales                                         6,299          6,639         19,909        20,416
                                                   --------       --------       --------      --------
       Gross Profit                                   6,580          5,720         20,026        17,818
Selling, General and Administrative Expense           3,810          2,897          9,962         8,597
Engineering, Research and Development Expense         1,681          1,660          5,301         4,762
Other Expense                                             -            166              -           166
                                                   --------       --------       --------      --------
       Operating Income                               1,089            997          4,763         4,293
Interest Income, net                                    138             53            356           193
Foreign Currency and Other                              (40)            (5)            68           747
                                                   --------       --------       --------      --------
Income Before Income Taxes                            1,187          1,045          5,187         5,233
Income Tax Expense                                      443            537          2,011         2,168
                                                   --------       --------       --------      --------
Net Income                                         $    744       $    508       $  3,176      $  3,065
                                                   ========       ========       ========      ========

Earnings Per Share
            Basic                                  $   0.08       $   0.06       $   0.36      $   0.36
            Diluted                                $   0.08       $   0.05       $   0.34      $   0.33

Weighted Average Common Shares Outstanding
            Basic                                     8,775          8,647          8,751         8,554
            Diluted                                   9,490          9,404          9,430         9,311

CONDENSED BALANCE SHEETS                              MARCH 31,     JUNE 30,
                                                        2005          2004
                                                       -------      -------
Cash and Cash Equivalents                              $20,872      $19,679
Receivables, net                                        20,632       22,143
Inventories, net                                         7,489        5,688
Other Current Assets                                     1,847        1,831
Property and Equipment, net                              7,617        7,714
Other Non-Current Assets, net                            4,735        5,869
                                                       -------      -------
       Total Assets                                    $63,192      $62,924
                                                       =======      =======

Current Liabilities                                    $ 8,888      $12,564
Shareholders' Equity                                    54,304       50,360
                                                       -------      -------
       Total Liabilities and Shareholders' Equity      $63,192      $62,924
                                                       =======      =======

       47827 Halyard Drive - Plymouth, Michigan 48170 - Phone 734-414-6100
                               - Fax 734-414-4700